UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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The RealReal, Inc.

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Supplement to The RealReal, Inc. 2022 Proxy Statement and

Notice of Annual Meeting of Stockholders to be held on June 15, 2022

This Supplement, dated June 8, 2022, supplements the Proxy Statement, dated April 29, 2022 (the “Proxy Statement”), with respect to the 2022 annual meeting of stockholders (the “2022 Annual Meeting”) of The RealReal, Inc. (“The RealReal” or the “Company”) to be held on June 15, 2022 at 9:00 a.m. Pacific Time. The annual meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. This Supplement updates certain information, as described below, set forth in the Proxy Statement and Notice of Annual Meeting of Stockholders.

This Supplement contains important information about recent developments and should be read in conjunction with The RealReal 2022 Proxy Statement and Notice of Annual Meeting of Stockholders.

PROPOSAL ONE

ELECTION OF CLASS III DIRECTORS

Chief Executive Officer Change and Withdrawal of Director Nominee

The Company’s Founder Julie Wainwright resigned from her role as Chief Executive Officer (“CEO”), Chairperson and member of the board of directors (the “Board”) of the Company, effective June 7, 2022 (the “Transition Date”). The Board has appointed Rati Sahi Levesque, the Company’s President and Chief Operating Officer, and Robert Julian, the Company’s Chief Financial Officer, as Co-Interim CEOs of the Company, effective as of the Transition Date.

The Board will retain an executive search firm to commence a comprehensive search process to identify a new CEO. To ensure a seamless transition, Ms. Wainwright has agreed to serve in an advisory role as the Founder through the end of 2022.

Rati Sahi Levesque has served as the President of The RealReal since 2021 and Chief Operating Officer since 2019. She previously served as the Company’s Chief Merchant from 2012 to 2019. Before joining The RealReal in 2011, Ms. Levesque was the owner of Anica Boutique, a fashion and home store.

Robert Julian has served as Chief Financial Officer of The RealReal since 2021 and has over 30 years of financial management experience, in both public and private companies, ranging in size from small-cap enterprises to Fortune 100 companies. Prior to joining The RealReal, Mr. Julian served in various executive leadership roles at Sportsman’s Warehouse, Deluxe Entertainment Services, Callaway Golf and Lydall, among others.

In light of Ms. Wainwright’s resignation, the Board has withdrawn its nomination of Ms. Wainwright as a director at the 2022 Annual Meeting, and no nominee for election at the 2022 Annual Meeting will be named in place of Ms. Wainwright. In addition, the Board has approved reducing the size of the Board from eight to seven members effective as of the Transition Date.

As discussed in the Proxy Statement, the Board is nominating Chip Baird and James Miller as Class III nominees for election to the Board at the 2022 Annual Meeting. Each of Mr. Baird’s and Mr. Miller’s terms will expire at the annual meeting of stockholders to be held in 2025 or until the election and qualification of his successor, or until his earlier death, resignation or removal.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE CLASS Ill BOARD NOMINEES NAMED ABOVE.

COMPENSATION ARRANGEMENTS

On June 6, 2022, Ms. Wainwright entered into a transition and separation agreement (the “Transition Agreement”) with the Company, effective as of the Transition Date. Ms. Wainwright will continue to serve as an employee of the Company in the role of Founder through, and her employment will automatically terminate on, the earlier of December 31, 2022 or the date on which Ms. Wainwright’s employment ends for any reason (the “Separation Date”). While Ms. Wainwright serves as Founder, she will continue to receive her current base salary of $440,000 per year, remain eligible to receive an annual bonus for the 2022 fiscal year (based on actual performance during the 2022 fiscal year) and continue to participate in the Company’s employee benefit plans, and her outstanding Company equity awards will continue to vest according to their terms.

In the event that the Separation Date occurs either (i) on December 31, 2022 or (ii) as a result of any earlier termination of Ms. Wainwright’s employment due to a termination by the Company without “cause” or due to Ms. Wainwright’s “disability” (each as defined in the Transition Agreement), subject to Ms. Wainwright’s execution and non-revocation of a general release of claims in favor of the Company and compliance with applicable restrictive covenants, the Company has agreed to provide Ms. Wainwright with the following payments and benefits: (A) a lump sum cash payment equal to the sum of (i) twelve (12) months of her current annual base salary and (ii) her target annual performance bonus for 2022; (B) a lump sum cash payment equal to the cost of twelve (12) months of Ms. Wainwright’s current health plan coverage; (C) extension of the period during which Ms. Wainwright’s outstanding options remain exercisable following termination from ninety (90) days or three (3) months (as applicable) following the Separation Date to six (6) months following the Separation Date; and (D) accelerated vesting of (i) 50% of Ms. Wainwright’s unvested time-based restricted stock unit awards that are outstanding on the Separation Date or, (ii) if a “change in control” of the Company (as defined in the Company’s 2019 Equity Incentive Plan) occurs prior to the Separation Date, that number of time-based restricted stock units that would vest upon termination of Ms. Wainwright’s employment without “cause” within twelve (12) months following a change in control pursuant to the applicable award agreements governing the restricted stock unit awards.

Also effective June 7, 2022, the Company entered into letter agreements (“Special Award Letters”) with each of Ms. Levesque, Mr. Julian and Todd Suko, the Company’s Chief Legal Officer and Secretary (together, the “Executives”), pursuant to which they are eligible to receive one-time, special cash bonuses in amounts equal to $250,000, $250,000 and $150,000, respectively.

Under the Special Award Letters, the cash bonuses will be paid within fifteen (15) days following the earlier of the nine (9)-month anniversary of June 7, 2022 or the three (3)-month anniversary of the date on which the Company’s new permanent Chief Executive Officer commences employment with the Company (the “Award Date”), subject to the applicable Executive’s continued employment with the Company through the Award Date.

In the event that an Executive’s employment is terminated by Company without “cause” or by the Executive for “good reason” (each as defined in his or her severance and change in control agreement with the Company), in either case, prior to the Award Date, then subject to the applicable Executive’s execution and non-revocation of a general release of claims in favor of the Company, the Executive will be entitled to payment of his or her cash award.

CORPORATE GOVERNANCE

As discussed in the Proxy Statement and outlined in our corporate governance guidelines, our Board determines its leadership structure in a manner that it determines to be in the best interests of the Company and its stockholders. In connection with Ms. Wainwright’s resignation as CEO, Chairperson and member of the Board, and Ms. Levesque’s and Mr. Julian’s appointments as Co-Interim CEOs, the Board determined that at the present time, the Company and its stockholders would be best served by a board aligned under the leadership of Mr. Robert Krolik as Lead Independent Director. The Board will consider the appropriate leadership, size and constitution of the Board as part of the search for a new permanent CEO.

GENERAL MEETING INFORMATION

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and will be voted at the 2022 Annual Meeting unless revoked.

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If you are a record holder and submit your proxy, the proxy holders identified on the proxy, other than Ms. Wainwright, will vote your shares as indicated on the proxy, except that votes will not be cast for Ms. Wainwright because she has resigned from the Board and is no longer standing for re-election.

•	If you have not yet submitted your proxy, please do so and disregard Ms. Wainwright’s name as a nominee for election as director.

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If you are a record holder and submit your proxy without instructions as to how it is to be voted, the proxy holders identified on the proxy, other than Ms. Wainwright, will vote your shares in accordance with the Board’s recommendations on each proposal, except that votes will not be cast for Ms. Wainwright.

Information on how to submit your proxy or vote in person your shares is available in the Proxy Statement. If you are the record holder of your stock, you may revoke your proxy at any time before it is voted by:

•	Delivering to the attention of the Corporate Secretary at The RealReal, Inc., 55 Francisco Street, Suite 600, San Francisco, California 94133, a written notice of revocation of your proxy;

•	Delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or

•	Attending the Annual Meeting and voting your shares electronically. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee.

This Supplement is first being released to stockholders on or about June 8, 2022 and should be read together with the Proxy Statement. The information contained in this Supplement modifies or supersedes any inconsistent information contained in the Proxy Statement.

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